Exhibit 99.1

Dear Valued Fellow Shareholder:

As we face the continued spread of the COVID-19 pandemic, I want to keep you apprised of the state of Weyland Tech and our plans for success under the current economic climate.

The timely filing of our Annual Report on Form 10-K for 2019, which we accomplished, and our uplisting initiative to the Nasdaq Capital Market, which remains pending, have both been topics of particular interest to investors. Internally, we have been focused on protecting the health and safety of our staff and those around us, while continuing to consistently build the company during these unprecedented times.

Over the past several weeks, as governments and healthcare providers combat the virus and work to mitigate its spread, there are common challenges faced by many companies around the world. As you know, Weyland Tech is a global company, and this means we have clients in many countries affected by the pandemic. Fortunately, our technology infrastructure has allowed us to pivot to a digital or virtual work environment without business or service interruption. So, for Weyland Tech, it has been largely business as usual while we do our best to adhere to the evolving government guidelines, including around social distancing and travel restrictions.

Also, fortunately, we’ve come off a strong 2019 as a year of transition and positioning for future growth that underpins shareholder value. There are several important company milestones worth highlighting:

Q4 and Full Year 2019 Financial Highlights

●	Q4 2019 revenue, comprised of recurring subscription fees, totaled a record US$10.0 million, up 11% from the previous quarter and up 86% from the year-ago quarter.

●	Full-year 2019 revenue increased 53% to a record US$34.6 million.

●	Full-year 2019 gross profit increased 55% to US$6.2 million, with gross margin improving 30 basis points to 18.0%

●	Cash and cash equivalents totaled US$3.0 million at December 31, 2019.

Q4 2019 Operational Highlights

●	Entered agreement to acquire the assets and operations of the eCommerce technology company, Push Interactive, which closed on January 8, 2020.

●	Increased adoption of our CreateApp mobile app solution for small and medium-sized businesses, which included new customers as well as existing customers subscribing to additional features and modules. Our CreateApp user base, comprised of businesses across Southeast Asia, grew 47% last year to more than 360,000.

●	Acquired 31% beneficial ownership of PT Weyland Indonesia Perkasa, owner and operator of the fast-growing AtozPay™ and AtozGo™ platforms. AtozGo, a short distance food delivery service in Jakarta, Indonesia, addresses the need for a hyper-local, pedestrian-powered food delivery service that can make food delivery from local establishments quick and easy for office workers and urbanites. In the eight months since its launch, lunchtime deliveries have scaled to more than 100,000 customers.

Nasdaq Uplist Update

We remain committed to listing Weyland Tech common stock on the Nasdaq Capital Market, which represents an opportunity to expand awareness of the company among U.S. investors. We also believe it will also support additional sources of funding as we work to complete our expansion into U.S. markets for our innovative products and service offerings.

The considerable progress we have made in product development, strengthening our intellectual property portfolio, and the successful acquisition of Push Interactive all underlie the continued focus of this decision. The reverse stock split in Q1 2020 was a necessary step toward meeting Nasdaq’s listing requirements, and we continue to work within their review framework for the anticipated listing.

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These are unprecedented times, with a ‘new normal’ of working remotely and with constrained access to people and resources. However, I share with many of my fellow shareholders an eagerness to list on a major U.S. exchange and better position Weyland for growth. As these progresses, we will continue to update you as we learn more.

Looking Ahead

For Weyland’s business, we remain optimistic about the continued demand for our products and services. This year, more than ever, I look forward to Weyland Tech hitting key milestones and transitioning to a more commercially successful, profitable business. I hope you share my vision that our best days are ahead of us. We will continue to follow best business and safety practices while operating the company at the highest governance standards.

As our valued shareholder, I appreciate your continued patience and support. Given the great value we have created together with Weyland Tech that has yet to be recognized by the market, I believe that soon your patience will be well rewarded.

Yours truly,

/s/ Brent Suen
Brent Suen

Chief Executive Officer

Weyland Tech, Inc.

Important Cautions Regarding Forward Looking Statements

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this letter, including statements regarding planned Nasdaq listing, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition, projections, assumptions and estimates of the Company’s future performance and the future performance of the markets in which the Company operates are necessarily subject to a high degree of uncertainty and risk. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this letter are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, operating results, business strategy, short-term and long-term business operations and objectives. These forward- looking statements speak only as of the date of this Current Report and are subject to a number of risks, uncertainties and assumptions. The events and circumstances reflected in such forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, the Company operates in a very competitive and rapidly changing environment. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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